Exhibit 26(a)


                                                      , 19



(Individual letter sent to each
prospective underwriter)


Dear         :

          Monongahela Power Company (the "Company") has on file with the Securities and Exchange Commission an effective shelf Registration Statement on Form S-3, pursuant to Rule 415, which contains a Prospectus relating to $ million of Debt Securities. I have enclosed an information package including three (3) copies of the Registration Statement, the related Prospectus, the Standard Purchase Agreement Provisions - Debt Securities, and an Underwriter's Questionnaire. Also enclosed is one set of documents incorporated by reference, including the Annual Report for the Company on Form 10-K for the year ended December 31, 1994, and the Company's Quarterly Reports on Form 10-Q
for the quarters ended        , 19   .

          Although we have set no specific date to go to market, it is our present intention to solicit proposals for the purchase of probably
$ million principal amount of Debt Securities during the month of . We anticipate giving 48 hours' notice of the date that we would like to receive proposals. Notice will be given by a hand-delivered or faxed letter to underwriters specifying the planned sale date and providing information with respect to the principal amount, maturity date, interest payment dates, redemption provisions, sinking fund provisions, if any, and any other special rights, restrictions and terms and conditions of the Debt Securities upon which your proposals will be solicited.

          Arrangements will be made with sufficient advance notice regarding any due diligence investigation of the Company you wish to undertake. Cahill Gordon & Reindel is counsel for the underwriters and may be contacted by calling Jonathan I. Mark at (212) 701-3100. If you have any questions, please call the undersigned or Nancy L. Campbell, Vice President and Treasurer at
(212) 752-2121. Additional copies of the enclosed documents will be provided upon request.

                                        Sincerely,




                                        Stanley I. Garnett, II

Enclosures